EXHIBIT (10)(xiii)

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is made and entered into June 22, 2011, by and between James Dalton  (“Dalton”) and Active Care, Inc 5095 West 2100 South, Salt Lake City, Utah, 84120 (The Company) with reference to the following facts:
A.	Mr. Dalton possesses special skills, knowledge and qualifications beneficial to the business of the Company.
B.	The parties hereto desire to enter into an Agreement under which Dalton will provide services to the Company.
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Engagement and Term. The Company hereby engages the services of the Dalton and the Dalton accepts such engagement on the terms and conditions set forth herein for a term commencing on the October 1, 2010 and terminating on September 30, 2014.
2. Duties. Dalton shall be engaged to provide services for the Company as Chief Executive Officer and Chairman of the Board of Directors with respect to the conduct of its business affairs.
Mr. Dalton’s duties shall consist of the following responsibilities:
•	Plans and directs all aspects of an organization's policies, objectives, and initiatives.
•	Responsible for the short-term and long-term profitability and growth of the Company.
•	Achieve budgeted financial objectives and implement operating cost controls in the areas of staffing, supplies, purchased services, etc.
•	Develop positive relationships with local industry, local government, potential key distributors, and the general public.
•
Interact and communicate with other company officers and board members. Ensure the timely review of financial and operational activities, contribute to the development of and participation in corporate-wide strategic planning efforts and maintains good communication within the Company in areas where periodic reporting of results is requested.

Mr. Dalton shall perform such other duties pertaining to the Company's business as the Company and he shall from time to time mutually agree.
3. Nature of Services. Mr. Dalton agrees to perform diligently and to the best of his talents, skills and expertise, all services which he is required to perform under this Agreement and to devote such productive time thereto as he reasonably determines to be necessary and appropriate to fulfill his obligations hereunder. Mr. Dalton shall not delegate the performance of any such services to any other person, firm or corporation without the prior written consent of the Company.  Mr. Dalton shall have the right to engage in any other gainful activities and businesses in his sole and absolute discretion, provided that he hereby agrees that he shall not engage in any activities or businesses which conflict or compete with the activities and business of the Company.

4. Compensation. The Company shall pay to Mr. Dalton or, at Mr. Dalton’s direction to his Designee, and agrees to accept as payment in full for all services rendered by him to the Company during the term hereof as compensation 4,000,000 shares of the Company's restricted common stock.  These shares shall be considered fully paid and non-accessible upon signing of this agreement.  Mr. Dalton is also entitled to purchase from the Company, at such times and in such amounts as are permitted herein, Three Million (3,000,000) duly authorized shares of the Common Stock,  0.00001 par value, of the Company (the “Warrant Stock”) at a purchase price per share of $0.50 per share with expiration date of June 21, 2016.
5. Expenses and Taxes. ActiveCare, Inc. shall be solely responsible for all out-of-pocket expenses incurred by Mr. Dalton in the performance of his duties hereunder. Additionally, the shares cannot be sold for 1 year without the consent of the Company and if the Company replaces Dalton for reasons other than cause, the Company cannot rescind this agreement.  Finally, Dalton shall be responsible for his income tax liability consistent with his status as an independent contractor.
6. Confidential Relationship Created by Agreement. Dalton acknowledges and agrees that this agreement creates a relationship of confidence and trust on the part of Dalton for the benefit of the Company. During the term of this agreement, Dalton may be responsible, in whole or in part, for the creation of; or may acquire certain "Confidential Information" (as herein-after defined) from or regarding the Company's Daltons, agents, and representatives or documents, or otherwise as a result of performing the services of Dalton hereunder. Dalton acknowledges and agrees that the Company would not have entered into this Agreement unless the Company were assured that all such confidential information would be held in confidence by Dalton, in trust for the sole benefit of the Company, and according to the terms set forth in this paragraph 6.
During the term of this Agreement and at all times thereafter, Dalton shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Company's personnel entitled thereto and other persons designated in writing by the Company. Dalton shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside of the company or for Dalton's personal gain or benefit outside the scope of Dalton's engagement by the Company.
The term "Confidential Information", as used herein, means all information or material not generally known by non-company personnel which (a) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (b) which is owned by the Company or in which the Company has an interest and (c) which is either (i) marked "Confidential Information," "Proprietary Information" or other similar marking, (ii) known by Dalton to be considered confidential and proprietary by the Company or (iii) from all the relevant circumstances should reasonably be assumed by Dalton to be confidential and proprietary to the Company. Confidential Information includes. but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and Dalton files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential information, whether or not owned or developed by the Company. NOTWITHSTANDING THE ABOVE, HOWEVER, NO INFORMATION CONSTITUTES CONFIDENTIAL INFORMATION IF IT IS GENERIC INFORMATION OR GENERAL KNOWLEDGE WHICH DALTON WOULD HAVE LEARNED IN THE COURSE OF PERFORMING SIMILAR CONSULTING SERVICES ELSEWHERE IN THE TRADE OR IF IT IS OTHERWISE PUBLICLY KNOWN AND IN THE  PUBLIC DOMAIN.

Dalton agrees not to make any written use of or reference to the Company's name for any marketing, public relations, advertising, display or other business purpose or make any use of the Company's facilities for any activity unrelated to the express business purposes and interests of the Company under this Agreement, without the prior consent of the Company, which consent may be withheld or granted in the Company's sole and absolute discretion.
Dalton acknowledges and agrees that the remedy at law for the breach of any provision of this Paragraph 6 may be inadequate and that the Company shall be entitled to injunctive relief without bond, in addition to any other rights or remedies which the Company may have for such breach.
Dalton agrees that the obligations, covenants and agreements of Dalton and the rights of the Company as set forth in this paragraph 6 shall survive any termination expiration of this agreement.
7. No Conflicting Agreements. Dalton warrants and represents that there are no agreements to which he is a party which would prevent his timely and complete performance of the terms and conditions of this agreement, and Dalton agrees not to enter into any such agreement during the term of this Agreement.
8. Indemnification. Each party, (Indemnifying Party) agrees to indemnify and hold harmless the other party (Indemnified Party) and each of the Indemnified Party's directors, officers, agents, Daltons, and controlling persons against any losses, claims, damages, or liabilities related to or arising out of any actions or omissions committed by the Indemnifying Party hereunder (including any violations of applicable federal and state securities laws). The provisions of this section shall survive any termination of this Agreement and shall be binding upon any successors or assigns of the Company.
9. Notice. All notices or demands of any kind which either party hereto may be required or desires to serve upon the other party under the terms of this Agreement shall be in writing and shall be served upon such other party by personal delivery upon such other party or by leaving a copy of said notice or demand, addressed to such other party at the address set forth below, whereupon service shall be deemed completed, or by mailing a copy thereof by certified or registered mail, postage prepaid with return receipt requested, to the appropriate address set forth below.
If to Dalton:
James Dalton
PO Box 3621
Park City, UT 84060
If to the Company:
Active Care, Inc
5095 West 2100 South
Salt Lake City, Utah 84120

In the case of service by mail, it shall be deemed complete at the expiration of the third day after the date of mailing. The addresses to which notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided.
10. Attorneys' Fees. In the event of any action or proceeding between the parties hereto to enforce any provision or right hereunder, the unsuccessful party to such action or proceeding agrees to pay the successful party all costs and expenses, including but not limited to, actual attorneys' fees incurred therein by such successful party, which costs, expenses and attorneys' fees shall be included in and as a part of any judgment or award rendered in such action or proceeding.
11. Relationship and Authority. The relationship between the Company and Dalton intended to be created by this agreement is that of independent contractor and nothing herein contained shall be construed as creating a relationship of employer and Dalton or principal and agent between the parties hereto. Dalton agrees that he shall neither act nor make any representation that he is authorized to act as an agent or officer of the Company.
12. Assignment. The services to be rendered and the duties to be performed by Dalton hereunder are of a unique and personal nature. Nothing contained in this agreement shall be construed to permit assignment by Dalton of any right or obligation under this agreement and any such assignment is expressly prohibited except Dalton may direct the Company to issue any portion of his compensation to Designee.
13. Paragraph Headings The headings of the several paragraphs of this agreement are inserted solely for convenience of reference and are not part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
14. Entire Agreement. This Agreement is intended to constitute the final, entire, complete and exclusive agreement between the parties hereto pertaining to the subject matter hereof and expressly supersedes all prior written and oral agreements and understandings between the parties hereto with respect to the subject matter hereof.
15. Engagement at Will. Any continuance of Dalton's engagement by Company and Dalton after expiration of the term of this Agreement shall be deemed an engagement at will and shall be subject to termination with or without cause by either Company or Dalton upon delivery of notice thereof to the other party. Any such continuance of engagement shall be upon the terms and conditions then negotiated.
16. Waiver; Modification. No provision of this Agreement may be amended or modified, or the termination or discharge thereof agreed to or acknowledged orally, but such may be accomplished only by an agreement in writing signed by the party against whom the enforcement of any such waiver, amendment, modification, termination or discharge is sought.
17. Severability. The provisions of this Agreement are severable, and in the event that any provision is declared invalid, this Agreement shall be interpreted as if such invalid provision were not contained herein.

18. Applicable Law. This Agreement shall constitute a contract under the laws of the State of Utah and shall be governed and construed in accordance with the laws of said state. The Parties agree that Utah shall be the proper forum and venue for any dispute arising out of this agreement.
19. Execution of Documents. The Company and Dalton shall, whenever and as often as reasonably requested to do so by any other party, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all agreements and instruments as may be necessary, expedient or proper in the opinion of the requesting party to carry out the intent and purposes of this Agreement.
20. Counterparts, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

INTENDING TO BE LEGALLY BOUND, the parties hereto have executed the agreement as of the day and year first set forth above.

"DALTON"

James Dalton

By:  /s/ James Dalton

"COMPANY'
Active Care, Inc

 By: /s/ Michael Acton
Title:           Chief Financial Officer